EXHIBIT 99.1

MEDIA CONTACTS:
Jeff Baker	Bill Bartkowski
President	Partner
Analysts International	MeritViewPartners
Phone: 952-835-5900	Phone: 612-605-8616
jpbaker@analysts.com	bartkowski@meritviewpartners.com

Analysts International Reports Profitable Results for 2004 with
Fourth Consecutive Quarter of Profitability Improvement and
EPS at High End of Recently Updated Guidance

MINNEAPOLIS, February 24, 2005 - Analysts International (NASDAQ: ANLY) today reported the results for its fourth quarter ended January 1, 2005. Revenues totaled $83.0 million for the quarter, compared to $83.2 million for the comparable quarter a year ago. For the quarter, the Company reported $1.4 million of net income, or $0.06 per diluted share, compared to a net loss of $(481,000), or $(.02) per share, for the fourth quarter of 2003. The quarter’s results are at the high end of the Company’s February 10, 2005 guidance with respect to earnings per share.
For the twelve months ended January 1, 2005, the Company reported revenues of $341.6 million, compared to $331.9 million last year. The net profit for the period was $3.9 million, or $.16 per diluted share, compared to a net loss of $(1.5) million in 2003, or $(.06) per share.
Jeff Baker, Company president, said, “2004 was a watershed year at Analysts International. We were profitable for each of the year’s four quarters and we reported year over year revenue growth for the first time in six years. The year also saw us meet our operating objectives: improving company-wide efficiency, making significant progress toward the implementation of our next generation staffing model and continuing to develop and enhance focused alliance-based solutions with several leading technology companies. The results of the year were due in large part to the continued hard work and dedication of our employees and management. And, as significant as 2004 was, we look forward to making greater progress as measured by growth and profitability in the year ahead.”
Baker noted the Company would provide guidance for the first quarter and fiscal year 2005 on the conference call scheduled for later today.
Analysts will host a conference call today at 9:30 a.m. (CST) to discuss these results. Interested parties may access the call by dialing 888-244-0473 a few minutes before the scheduled start and ask for the Analysts International call and leader Jeff Baker, or visit the Investor Relations section of the Company's Website at http://www.analysts.com to link to a live Webcast. A replay of the call will be available on the Company's Website and an encore will be available through March 10, 2005 by calling 800-642-1687 or 706-645-9291 and using the Conference ID number: 1823231.

About Analysts International
Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client's IT staffing needs; Business Solutions Services, which provides business solutions and network infrastructure services; and Outsourcing Services, which provides onshore and offshore strategic solutions. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit http://www.analysts.com.

Statements contained herein, which are not strictly historical fact, are forward-looking statements. Words such as “believes,” “intends,” “possible,” “expects,” “estimates,” “anticipates,” or “plans” and similar expressions are intended to identify forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth. The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for our services by current and prospective clients, client cancellations or re-bidding of work, the Company’s ability to control and improve profit margins, including our ability to control operating and labor costs and hourly rates for our services, the availability and utilization of qualified technical personnel and other similar factors. For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the “Market Condition, Business Outlook and Risks to Our Business” section in the Company’s Annual Report for the year ended January 3, 2004, and the Company’s prior Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.

(Tables follow)

Analysts International Corporation
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	January 1,	January 3,	January 1,	January 3,
(in thousands except per share amounts)	2005	2004	2005	2004

Professional services revenue:
Provided directly	$66,400	$66,628	$269,610	$266,175
Provided through subsuppliers	12,360	12,366	55,806	50,543
Product sales	4,213	4,218	16,196	15,181
Total revenue	82,973	83,212	341,612	331,899
Expenses:
Salaries, contracted services and direct charges	61,640	63,492	261,005	256,643
Cost of product sales	3,876	4,112	14,964	14,562
Selling, administrative and other operating costs	15,865	15,849	61,015	61,511
Amortization of intangible assets	194	193	774	773

Operating income (loss)	1,398	(434)	3,854	(1,590)
Non-operating income	22	15	39	79
Interest expense	(12)	(5)	(41)	(13)

Income (loss) before income taxes	1,408	(424)	3,852	(1,524)
Income tax expense	--	57	--	--

Net income (loss)	$1,408	$(481)	$3,852	$(1,524)

Per common share:
Basic income (loss)	$.06	$(.02)	$.16	$(.06)
Diluted income (loss)	$.06	$(.02)	$.16	$(.06)

Average common shares outstanding	24,212	24,210	24,212	24,201
Average common and common equivalent shares outstanding	24,651	24,210	24,398	24,201
(more)

Analysts International Corporation
Consolidated Balance Sheets

(In thousands)	January 1, 2005	January 3, 2004

Assets

Current assets:
Cash and cash equivalents	$7,889	$4,499
Accounts receivable, less allowance for doubtful accounts	57,764	55,623
Other current assets	4,029	4,737
Total current assets	69,682	64,859

Property and equipment, net	5,658	6,297
Other assets	30,337	30,739

	$105,677	$101,895

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$16,366	$15,825
Salaries and vacations	8,828	7,774
Deferred revenue	1,658	2,766
Self-insured health care reserves and other amounts	2,010	2,829
Total current liabilities	28,862	29,194

Non-current liabilities, primarily deferred compensation	4,197	4,038
Shareholders’ equity	72,618	68,663

	$105,677	$101,895

# # #